Portfolio Recovery Associates Reports First Quarter 2006 Results

Net Income Up 20% to $10.7 Million, or $0.67 per Share, on Revenue of $45.3 Million; Line of Credit Paid Down Completely, Cash Balances Rise

NORFOLK, VA -- 04/25/2006 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $10.7 million, or $0.67 per diluted share, for the quarter ended March 31, 2006.

The Company's first-quarter 2006 earnings represent growth of 20% from net income of $8.9 million, or $0.55 per diluted share, in the same period a year earlier.

Total revenue increased 27% to $45.3 million in the first quarter of 2006, up from $35.8 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the first quarter of 2006, the Company applied 32.7% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $175,000 allowance charge against two pools of accounts.

"Portfolio Recovery Associates celebrated 10 years in business on March 20th, and our performance in the first quarter is representative of the success we have had over that period. Cash collections rose 22% in the quarter to $58.5 million, and in March we set a monthly collections record -- surpassing $20 million for the first time ever. On the purchasing side, we spent a solid $16.2 million, returning to more historical debt-acquisition levels following our remarkable fourth quarter. While portfolio pricing remains very competitive, deal flow was good during the period," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

Financial and Operating Highlights

--  Cash collections rose 22% to $58.5 million in the first quarter of
    2006, up from $47.8 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at a record $151.60 for the first three months of 2006, up from $133.39 for all of 2005.
    Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is $140.74 for the first quarter of 2006 vs.
    $132.03 in the year-earlier period and $128.02 for all of 2005.

--  The Company purchased $3.87 billion of face-value debt during the first quarter of 2006 for $16.2 million.  This debt was acquired in 36 pools from 16 different sellers.

--  The Company's fee-for-service businesses generated record revenue of
    $6 million in the first quarter of 2006, up from $3.5 million in the same period a year ago.

--  The Company's cash balances were $23.4 million as of March 31, 2006, up from $16 million as of December 31, 2005.  During the 2006 first quarter, the Company completely repaid the $15 million outstanding on its
    $75 million line of credit.  No amount was outstanding on the line as of
    March 31, 2006.
"Portfolio Recovery Associates continued to demonstrate the value of our long-term, disciplined approach to debt purchasing and collection in the first quarter. Cash collections were strong, and despite solid debt purchases we were able to completely repay the $15 million that had been outstanding on our line of credit at year-end 2005. In addition, we were able to build our cash balances to $23.4 million by quarter's end. Our fee-for-service businesses executed nicely, producing record revenue of $6 million in the quarter. We remain pleased with the progress of these businesses," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, April 25, 2006, at 5:30 p.m. EDT to discuss its first quarter results. Investors can access the call live by dialing 888-396-2356 for domestic callers or 617-847-8709 for international callers using the pass code 84866765.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 60743463. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                                                Three Months  Three Months
                                                    Ended         Ended
                                                  March 31,     March 31,
                                                    2006          2005

Revenues:
 Income recognized on finance receivables       $     39,373  $     32,250
 Commissions                                           5,968         3,529
                                                ------------  ------------

    Total revenue                                     45,341        35,779

Operating expenses:
     Compensation and employee services               14,097        10,861
     Outside legal and other fees and services         9,060         7,162
     Communications                                    1,614         1,058
     Rent and occupancy                                  560           476
     Other operating expenses                          1,076           753
     Depreciation and amortization                     1,253           941
                                                ------------  ------------

   Total operating expenses                           27,660        21,251
                                                ------------  ------------

    Income from operations                            17,681        14,528

Other income and (expense):
 Interest income                                          73            96
 Interest expense                                       (168)          (64)
                                                ------------  ------------

    Income before income taxes                        17,586        14,560

    Provision for income taxes                         6,856         5,640
                                                ------------  ------------

    Net income                                  $     10,730  $      8,920
                                                ============  ============

Net income per common share
 Basic                                          $       0.68  $       0.57
 Diluted                                        $       0.67  $       0.55
Weighted average number of shares outstanding
 Basic                                                15,872        15,532
 Diluted                                              16,065        16,152

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                   March 31,   December 31,
ASSETS                                                2006         2005

Cash and cash equivalents                         $     23,352 $     15,985
Finance receivables, net                               189,847      193,645
Property and equipment, net                              7,569        7,186
Goodwill                                                18,288       18,288
Intangible assets, net                                   8,455        9,023
Other assets                                             3,748        3,646
                                                  ------------ ------------

     Total assets                                 $    251,259 $    247,773
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Accounts payable and accrued liabilities               16,805       13,569
 Deferred tax liability                                 23,378       22,346
 Revolving line of credit                                    -       15,000
 Long-term debt & capital lease obligations              1,380        1,535
                                                  ------------ ------------

    Total liabilities                                   41,563       52,450

Stockholders' equity:
 Preferred stock, par value $0.01, authorized
  shares, 2,000,000, issued and outstanding
  shares - 0                                                 -            -
 Common stock, par value $0.01, authorized shares,
  30,000,000, issued and outstanding shares -
  15,879,763 at March 31, 2006 and 15,767,443 at
  December 31, 2005                                        159          158
 Additional paid in capital                            111,706      108,064
 Retained earnings                                      97,831       87,101
                                                  ------------ ------------

 Total stockholders' equity                            209,696      195,323
                                                  ------------ ------------

     Total liabilities and stockholders' equity   $    251,259 $    247,773
                                                  ============ ============

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com